EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED ARTICLES OF INCORPORATION
OF
WESTPORT RESOURCES CORPORATION

     The undersigned, being a duly authorized officer of Westport Resources Corporation, a corporation organized and existing under and by virtue of the laws of the State of Nevada (the “Corporation”), does hereby certify as follows:

     FIRST: The name of the Corporation is Westport Resources Corporation and the date of the filing of its Amended Articles of Incorporation (the “Articles of Incorporation”) with the Secretary of State of the State of Nevada was August 21, 2001.

     SECOND: The Articles of Incorporation are hereby amended by this Certificate of Amendment as follows:

The first sentence of Article IV of the Articles of Incorporation is hereby deleted and replaced in its entirety with the following:

“The total number of shares of stock that the Company shall have authority to issue is 110 million of which 100 million shares shall be common stock with a par value of $0.01 per share and 10 million shall be preferred stock with a par value of $0.01 per share, of which 4.37 million shares have been designated as 6 1/2% convertible preferred stock through the filing of that certain Certificate of Designations with the Nevada Secretary of State on March 6, 1998.”

     THIRD: Said amendment was duly adopted by the board of directors and the stockholders of the Corporation in accordance with the provisions of Section 78.390 of the Nevada Revised Statutes. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is 57,642,973.

     FOURTH: This Certificate of Amendment shall be effective as of the date of filing with the Nevada Secretary of State.

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     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed on this 5th day of March, 2003.

WESTPORT RESOURCES CORPORATION

By:	/s/ DONALD D. WOLF Name: Donald D. Wolf Title: Chairman and Chief Executive Officer